Exhibit 23.1.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Morgan Stanley Dean Witter Capital I Inc., Mortgage Pass-Through Certificates, Series 2001-NC4 of our report dated January 24, 2001 relating to the consolidated financial statements of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, which appears as an exhibit in Financial Security Assurance Holdings Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.



PricewaterhouseCoopers LLP


New York, New York
December 20, 2001


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